EXHIBIT 99.2

FINANCIAL STATEMENTS OF JPS INDUSTRIES, INC.

As of and for the six months ended

May 2, 2015

and

May 3, 2014

JPS Industries, Inc.
Condensed Consolidated Financial Statements
As of and for the three and six month periods ended May 2, 2015 and May 3, 2014

Index to Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets
At May 2, 2015 and November 1, 2014	2

Condensed Consolidated Statements of Operations and Comprehensive Income
Three and six months ended May 2, 2015 and May 3, 2014	3

Consolidated Statement of Shareholders' Equity
At May 2, 2015	4

Condensed Consolidated Statements of Cash Flows
Six months ended May 2, 2015 and May 3, 2014	5

Notes to Condensed Consolidated Financial Statements	6

JPS INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)
	May 2,	November 1,
	2015	2014
ASSETS
Current Assets:
Cash	$3,572	$2,713
Cash held in escrow	900	1,500
Accounts receivable, net of reserves of $10	24,055	19,760
Inventories	22,944	21,600
Deferred income taxes	4,905	4,905
Prepaid expenses	321	476
Total current assets	56,697	50,954
Property, plant and equipment, net	13,574	13,246
Deferred income taxes	44,706	45,714
Goodwill	10,100	10,100
Account receivable non-current	3,209	3,209
Other assets	183	273
Total assets	$128,469	$123,496
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$13,886	$10,780
Current portion of accrued pension costs	814	1,267
Accrued expenses, salaries, benefits and withholding	2,090	3,655
Total current liabilities	16,790	15,702
Accrued pension costs	19,655	17,987
Other long-term liabilities	150	150
Total liabilities	36,595	33,839

Shareholders' equity
Common stock, $.01 par value; authorized - 22,000,000 shares;
issued and outstanding - 10,408,460 shares in 2015
and 10,392,460 shares in 2014	104	104
Accumulated other comprehensive loss	(77,513)	(77,513)
Additional paid-in capital	130,689	130,330
Accumulated equity	38,594	36,736
Total shareholders' equity	91,874	89,657
Total liabilities and shareholders' equity	$128,469	$123,496

The accompanying notes are an integral part of these consolidated financial statements.

JPS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	May 2,	May 3,	May 2,	May 3,
	2015	2014	2015	2014
Net sales	$44,887	$43,856	$78,734	$78,889
Cost of sales	36,984	36,249	65,165	65,711
Gross profit	7,903	7,607	13,569	13,178
Selling, general and administrative	3,975	2,402	6,928	4,963
Distribution expense	1,023	945	1,850	1,891
Pension expense	834	988	1,668	1,908
Operating profit	2,071	3,272	3,123	4,416

Interest expense, net	91	206	184	442
Income before income taxes	1,980	3,066	2,939	3,974
Income tax provision	728	1,137	1,081	1,462
Income from continuing operations	1,252	1,929	1,858	2,512
Discontinued operations:
Gain on sale, net of taxes	—	7,471	—	7,471
Income, net of taxes	—	437	—	999
Net income	$1,252	$9,837	$1,858	$10,982

Other comprehensive income (loss), after tax
Net actuarial pension (loss) gain adjustment	$—	$—	$—	$—

Comprehensive Income	$1,252	$9,837	$1,858	$10,982

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	10,379,127	10,281,460	10,379,127	10,281,460
Diluted	10,651,866	10,348,981	10,651,866	10,348,981

Basic earnings per common share	$0.12	$0.96	$0.18	$1.07
Diluted earnings per common share	0.12	0.95	0.17	1.06

The accompanying notes are an integral part of these consolidated financial statements.

JPS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Dollars in thousands)
(Unaudited)
					Total
	Common	Add'l Paid-In	Accum. Other	Accum.	Shareholders'
	Stock	Capital	Comp. Loss	Equity	Equity
Balance - November 1, 2014	$104	$130,330	$(77,513)	$36,736	$89,657
Net income	—	—	—	1,858	1,858
Restricted stock grant	—	359	—	—	359
Balance - May 2, 2015	$104	$130,689	$(77,513)	$38,594	$91,874

The accompanying notes are an integral part of these consolidated financial statements.

JPS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Six Months Ended
	May 2,	May 3,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,858	$10,982
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income)/loss from discontinued operations	—	(999)
Gain on sale of discontinued operations	—	(7,471)
Depreciation and amortization	790	788
Stock compensation expense	359	36
Amortization of deferred financing costs	106	151
Deferred income tax provision (benefit)	1,081	1,462
Pension plan contributions	(453)	(5,531)
Other, net	1,668	1,908
Changes in assets and liabilities:
Restricted cash	—	3,685
Cash held in escrow	600	(1,500)
Accounts receivable	(4,295)	2,282
Inventories	(1,344)	(2,756)
Prepaid expenses and other assets	66	(271)
Accounts payable	3,106	2,589
Accrued expenses and other liabilities	(1,565)	(4,102)
Net cash provided by (used in) continuing operating activities	1,977	1,253
Net cash provided by (used in) discontinued operating activities	—	990
Net cash provided by (used in) operating activities	1,977	2,243
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions	(1,118)	(574)
Proceeds from sale of discontinued operations	—	23,825
Net cash provided by (used in) investing activities	(1,118)	23,251
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility borrowings (repayments), net	—	(15,162)
Repayment of other long-term debt	—	(7,965)
Net cash provided by (used in) financing activities	—	(23,127)
NET INCREASE (DECREASE) IN CASH	859	2,367
Cash at beginning of period	2,713	1,656
Cash at end of period	$3,572	$4,023

The accompanying notes are an integral part of these consolidated financial statements.

JPS INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – MAY 2, 2015

1.    DESCRIPTION OF THE COMPANY

JPS Industries, Inc. is a major U.S. manufacturer of sheet and mechanically formed glass and aramid materials for specialty applications in a wide expanse of markets requiring highly engineered components. JPS’s products are used in a wide range of applications including: advanced composite materials; civilian and military aerospace components; printed electronic circuit boards; filtration and insulation products; specialty commercial construction substrates; automotive and industrial components; and soft body armor for civilian and military applications. Headquartered in Greenville, South Carolina, the Company operates three manufacturing locations in Anderson and Slater, South Carolina, and Statesville, North Carolina.

2.    SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted, although the Company believes that the disclosures made are adequate to make the information not misleading. This quarterly report should be read in conjunction with the Company’s audited consolidated financial statements for the year ended November 1, 2014. Management believes that it has made the necessary adjustments so that these consolidated interim financial statements are presented fairly. Results of any interim period are not necessarily indicative of the entire year.

Principles of Consolidation – The consolidated financial statements include JPS Industries, Inc. and its direct subsidiaries, all of which are wholly owned. Significant intra-entity transactions and accounts have been eliminated. Unless the context otherwise requires, the terms “JPS” and the “Company” as used in these Consolidated Financial Statements mean JPS Industries, Inc. together with its 100% owned subsidiaries, JPS Elastometrics Corp. and JPS Composite Materials Corp.

Escrowed Cash – The cash held in escrow at November 1, 2014 and May 2, 2015 of $1.5 million and $0.9 million, respectively, consists of funds set aside at closing of the Stevens Urethane sale to Argotec LLC, which is described more fully at Note 13.

Inventories – Inventories are stated at the lower of cost or market. Cost, which includes labor, material and factory overhead, is determined on the first-in, first-out basis.

Fair Value of Financial Instruments – The carrying amounts of all financial instruments approximate their estimated fair values in the accompanying consolidated balance sheets. The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items. The carrying value of financial instruments such as debt approximates fair value because interest rates on these instruments change with market rates.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). The hierarchy consists of three levels:

Level 1 -     Quoted market prices in active markets for identical assets or liabilities;
Level 2 -    Inputs other than Level 1 inputs that are either directly or indirectly observable; and
Level 3 -    Unobservable inputs developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition and Accounts Receivable – Revenue from product sales is recognized at the time ownership of goods transfers to the customer and the earnings process is complete in accordance with FASB ASC 605, Revenue Recognition. The Company makes ongoing estimates relating to the collectability of its accounts receivable and maintains an allowance for estimated losses resulting from the inability of customers to make required payments. In determining the amount of the allowance, the Company considers historical level of credit losses and makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. A significant aged account receivable is discussed at Note 11.

Income Taxes – Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized. Uncertain tax positions are accounted for in accordance with ASC Topic 740.

Accounts Payable – As a result of the Company’s cash management system, checks issued but not presented to the bank for payment may create negative book cash balances. Such negative balances are included in accounts payable on the accompanying consolidated balance sheets and totaled approximately $2.8 million and $2.1 million at November 1, 2014 and May 2, 2015, respectively.

New Accounting Pronouncements

In April 2014, the FASB issued Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08), to change the criteria for determining which disposals can be presented as discontinued operations and enhanced the related disclosure requirements. ASU 2014-08 is effective for fiscal years beginning after December 15, 2014. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (ASU 2014-09), to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The Standard is effective for fiscal years beginning after December 15, 2016. In August 2015, the FASB issued Accounting Standards Update NO. 2015-14, Revenue from Contracts with Customers: Topic 606 (ASU 2015-14), to defer the effective date of ASU 2014-09 for all entities by one year. Management is evaluating the impact the adoption of this statement will have on the Company’s consolidated financial statements.

In June 2014, the FASB issued Accounting Standards Update No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (ASU 2014-12), which requires that a performance target that affects vesting and could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in ASC 718, Stock Compensation, as it relates to such awards. The amendments in this ASU are effective for fiscal years beginning after December 15, 2014. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15). The update requires companies to assess their ability to meet their financial obligations over the coming year as of the date the financial statements are released. The amendments in this ASU are effective for fiscal years beginning after December 15, 2014. The adoption of this standard is not expected to have an impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued Accounting Standards Update No. 2015-04, Practical Expedient for the Measurement Date of an Employer's Defined Benefit Obligation and Plan Assets (ASU 2015-04), which changes the measurement date for defined benefit plan assets and obligations. For an entity with a fiscal year-end that does not coincide with a month-end, the amendments in this Update provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month end that is closest to the entity's fiscal year-end and apply that practical expedient consistently from year to year. ASU 2015-04 is effective for fiscal years beginning after December 15, 2015. Management is evaluating the impact the adoption of this statement will have on the Company's consolidated financial statements.

In July 2015, the FASB issued Accounting Standards Update No. 2015-11, Simplifying the Measurement of Inventory (ASU 2015-11 ), which changes guidance for subsequent measurement of inventory within the scope of the Update from the lower of cost or market to the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016. The adoption of this standard is not expected to have an impact on the Company's consolidated financial statements.

3.	BALANCE SHEET COMPONENTS

The components of certain balance sheet accounts are (in thousands):

	May 2, 2015	November 1, 2014
Inventories:
Raw materials and supplies	$3,891	$7,850
Work-in-process	11,813	5,255
Finished goods	7,240	8,495
	$22,944	$21,600

Property, plant and equipment, net:
Land and improvements	$1,589	$1,589
Buildings and improvements	9,324	9,077
Machinery and equipment	50,440	50,305
Leasehold improvements	11	11
Furniture, fixtures and other	1,067	1,067
	62,431	62,049
Less accumulated depreciation	(50,228)	(49,559)
	12,203	12,490
Construction in progress	1,371	756
	$13,574	$13,246

Other assets:	$18	$108
Deferred financing costs, net	165	165
Assets held for sale	$183	$273

Other long-term liabilities
Uncertain tax positions	$150	$145
Accrued postemployment benefit plan liability	—	5
	$150	$150

4.    DEBT

Revolving Credit Facility – The Company maintains a Revolving Credit and Security Agreement, (the “revolving credit facility”) with Wells Fargo Bank. The revolving credit facility provides for (i) a revolving loan and letters of credit in a maximum principal amount equal to the lesser of (a) $40 million or (b) a specified borrowing base, which is based upon eligible receivables and inventory (as defined) and (ii) a term loan of $20 million which was repaid April 30, 2014. In June 2015, the revolving loan was amended to extend its maturity date from June 9, 2015 to June 9, 2020, and was later terminated subsequent to the merger discussed in Note 14.

At May 2, 2015, the Company had no borrowings outstanding and $26.5 million available for borrowing under the revolving credit facility.

The revolving credit facility restricts investments, capital expenditures, acquisitions and dividends. The revolving credit facility contains financial covenants relating to minimum levels of EBITDA, as defined, and a minimum fixed charge coverage ratio, as defined. The revolving credit facility bears interest at a rate of LIBOR plus an applicable margin based upon the Company’s average excess availability. These margins range from 2.00% to 2.75%. As of May 2, 2015, the Company’s interest rate under the revolving credit facility was 2.18%.

Other – The loans and extensions of credit to the Company under the revolving credit facility are guaranteed by JPS Elastomerics Corp. and JPS Composite Materials Corp. Substantially all of the Company's assets are pledged as collateral for the revolving credit facility.

Interest expense for the three and six month periods ending May 2, 2015 consisted entirely of amortization of debt issuance expenses and commitment fees.

5.    EQUITY COMPENSATION

Outside directors receive grants annually under the 2008 Stock Incentive Plan, vesting over a one-year period, upon election to a new one-year term. In 2014 and 2015, the award amount was 4,000 shares each. The company recognized incentive compensation for restricted stock in the amounts of $78,800 and $17,875 during the three months ended May 2, 2015 and May 3, 2014, respectively, and $125,600 and $35,750 in the six months ended May 2, 2015 and May 2, 2014, respectively.

On May 20, 2014, the Company granted options totaling 415,058 shares to CEO Mikel Williams, having a strike price of $5.05. One third of the options vested at the date of grant, with additional thirds vesting on May 2, 2015 and May 2, 2016. Vesting and exercise of these options are subject to various conditions and limitations. The Company valued these options at $1,402,899 based on the Black-Scholes model. The company recognized incentive compensation related to Mr. Williams’ options in the amounts of $117,000 during the three months ended May 2, 2015 and $234,000 in the six months ended May 2, 2015 and no expense in the corresponding periods in 2014. There were no other outstanding options.

6.    EARNINGS PER SHARE OF COMMON STOCK

The following table presents the computation of basic and dilutive earnings per share of our common stock (in thousands, except per share):

	Three Months Ended		Six Months Ended
	May 2,	May 3,	May 2,	May 3,
	2015	2014	2015	2014

Weighted-average number of common shares outstanding	10,379,127	10,281,460	10,379,127	10,281,460
Issued upon assumed exercise of outstanding stock options	254,072	57,521	254,072	57,251
Effect of issuance of restricted common shares	18,667	10,000	18,667	10,000
Weighted average and potential dilutive outstanding	10,651,866	10,348,981	10,651,866	10,348,981

Income from continuing operations, net of tax	$1,252	$1,929	$1,858	$2,512

Income from continuing operations, net of tax, per share	$0.12	$0.19	$0.18	$0.24
Income from continuing operations, net of tax, per diluted share	$0.12	$0.19	$0.17	$0.24

Net income from discontinued operations	-	$7,908	-	$8,470

Discontinued operations, net of tax, per share	-	$0.77	-	$0.82
Discontinued operations, net of tax, per diluted share	-	$0.76	-	$0.82

Net income	$1,252	$9,837	$1,858	$10,982

Net income per share	$0.12	$0.96	$0.18	$1.07
Net income per diluted share	$0.12	$0.95	$0.17	$1.06

7.    INCOME TAXES

For the three months ended May 2, 2015 and May 3, 2014, tax provisions from continuing operations of $0.7 million and $1.1 million were recorded, respectively. The effective tax rates in the three months ended May 2, 2015 and May 3, 2014 were 36.8% and 37.1%, respectively. For the six months ended May 2, 2015 and May 3, 2014, tax provisions from continuing operations of $1.1 million and $1.5 million were recorded, respectively. The effective tax rates in the six months ended May 2, 2015 and May 3, 2014 were 36.8% and 36.8%, respectively. The provision for income taxes is based on the current estimate of the annual effective tax rate, adjusted for discrete items that occurred within the respective periods. Changes in the effective tax rate are due principally from differences in income among state jurisdictions.

8.    COMMITMENTS AND CONTINGENCIES

Leases – The Company leases office facilities, machinery and computer equipment under noncancellable operating leases.

Litigation – The Company is exposed to a number of asserted and unasserted potential claims encountered in the normal course of business including certain asbestos-based claims. The Company believes it has meritorious defenses in all lawsuits in which the Company or its subsidiaries is a defendant. Management believes that none of this litigation, if determined unfavorable to the Company or its subsidiaries, would have a material adverse effect on the financial condition or results of operations of the Company unless some of the losses are subsequently determined to be uninsured.

On June 9, 2014, the Board of Directors of the Company appointed a Special Committee, consisting of Company Board members Robert J. Capozzi and Alan B. Howe, each of whom is an independent director.  The Special Committee was appointed to, among other things, study and determine the strategic alternatives available to the Company and to communicate with Handy & Hardman Ltd. (H&H), an affiliate of Steel Partners Holdings, L.P. (“Steel Partners”), regarding an offer made by H&H to acquire all shares of stock of the Company.  On December 10, 2014, Mr. Capozzi and Mr. Howe, in their capacities as Special Committee members, filed a complaint in Delaware Chancery Court against Jack L. Howard and John J. Quicke, each of whom served on the Company’s Board and were affiliated with Steel Partners (the “Delaware Action”).   The complaint sought certain injunctive relief and declaratory relief relating to actions by Mr. Howard and Mr. Quicke and the authority of the Special Committee.  The Company was not a party to the Delaware Action.

Additionally, on January 26, 2015, Steel Partners filed a lawsuit against the Company, the members of the Special Committee and two executive officers seeking, among other things, to schedule an injunction hearing to (i) prevent the Company's pension plan from freely voting its shares of Company stock at the 2015 Annual Meeting or, alternatively, (ii) prevent the seating of any directors voted at the 2015 Annual Meeting until resolution of the lawsuit.  This suit, as well as that described above, was dismissed with prejudice on July 3, 2015 as a result of the merger described in Note 14.

9.    RETIREMENT PLANS

Defined Benefit Pension Plan – Substantially all of the Company’s employees employed prior to April 1, 2005 have benefits under a Company-sponsored defined benefit pension plan. The defined benefit pension plan was “frozen” effective December 31, 2005. Employees no longer earn additional benefits after that date. Benefits earned prior to December 31, 2005 will be paid out to eligible participants following retirement. The gain that resulted from the freeze was substantially offset by previously unrecognized actuarial losses.

The defined benefit pension plan was “unfrozen” for employees who were active employees on or after June 1, 2012. This new benefit, calculated based on years of service and a capped average salary, will be added to the amount of the pre-2005 benefit.

Components of net periodic pension cost include the following (in thousands):

	Six Months Ended	Six Months Ended
	May 2, 2015	May 2, 2014

Service cost-benefits earned during the period	$50	$54
Interest cost on projected benefit obligation	2,201	2,444
Expected return on plan assets	(3,618)	(3,269)
Recognized actuarial loss	2,522	2,439
Intraperiod expense allocation	513	240
Net periodic pension cost (benefit)	$1,668	$1,908

The company contributed $0.5 million to the plan during the six months ended May 2, 2015 and expects to contribute another $0.8 million during the remainder of 2015.

10.    NON-CURRENT ASSETS HELD FOR SALE

During the first quarter of 2011, the Company reclassified the land and building owned in Westfield, North Carolina to Assets Held for Sale and, accordingly, ceased to depreciate the assets. This land and building were formerly part of the Stevens Roofing division which was acquired by DOW Building Solutions (DOW) in 2008 through an asset sale that did not include the real property. In 2012, 136 of the 220 acres surrounding the facility were sold for $341,000. The building and remaining land has subsequently been written down to $165,000 and continues to be marketed.

11.	ACCOUNT RECEIVABLE – NON CURRENT

Included in accounts receivable is a receivable in the amount of $4.2 million from a ballistics customer who filed bankruptcy during 2010.  Management regularly assesses the progress of the bankruptcy proceedings and believes the entire outstanding balance has a more likely than not chance of full recovery upon settlement and distribution of the funds of the bankruptcy estate, including assets of the former CEO currently held in trust by the government.  However, due to the age of the receivable, coupled with some possibility that the final amount to be received may not be the full amount due, management elected to record a $0.8 million reserve during 2014 in addition to the $0.2 million previously recorded.  Additionally, based on management’s estimate of the timing of collection, the net amount of the receivable has been classified as an other noncurrent asset.

12.    GOODWILL

During fiscal year 2007, JPS acquired goodwill of $7.6 million in connection with the acquisition of the assets comprising the Anderson, South Carolina and Statesville, North Carolina operations of Hexcel Reinforcements Corp. Goodwill was increased by $0.3 million and $2.2 million in 2008 and 2009 respectively, due to the increase in purchase price resulting from the contingent earn-out payments which were recorded as additional costs of the acquisition and included in goodwill. Goodwill is non amortizing for book purposes, but is deductible for income tax purposes.

13.	DISCONTINUED OPERATIONS

On April 30, 2014, the Company completed the sale of the assets of the Stevens Urethane division of its wholly owned subsidiary, JPS Elastomerics Corp., to Argotec LLC. The consideration for the sale consisted of approximately $25 million cash, of which $1.5 million was initially held in escrow pending any indemnification claims by the purchaser, subject to arbitration. The escrow was partially released to JPS during the second quarter of 2015 in the amount of $0.5 million per the agreement, and to Argotec in the amount of $0.1 million to satisfy the required true-up of the working capital adjustment. The remaining $0.9 million is scheduled to be released to JPS in August 2015.

Additionally, Argotec LLC will pay to JPS contingent consideration based on a formula related to certain sales occurring during the period from the date of sale until December 31, 2016, not to exceed $3 million. JPS has accounted for the contingent consideration as a gain contingency and as such will not recognize any gain until the consideration is received.

The proceeds of the sale were used to repay the Company's term loan and the outstanding balance on its revolving credit facility. The remainder was used to fund additional contributions to the Company's defined benefit pension plan.

Because Stevens Urethane represented a major line of business and because the operations and cash flows could be clearly distinguished, the sale was treated as a discontinued operation. In the Consolidated Statements of Operations and Comprehensive Income, income (loss) from discontinued operations is reported separately from income and expenses from continuing operations. In the Consolidated Statements of Cash Flows, the cash flows from discontinued operations are presented separately from cash flows of continuing operations. The results of the discontinued operation are summarized below (in thousands).

	Three Months Ended	Six Months Ended
	May 2, 2014	May 2, 2014

Sales	$6,404	$13,421
Income (loss) before income taxes	719	1,643
Income tax (expense) benefit	(282)	(644)
Net income (loss)	$437	$999

Gain on sale of Stevens Urethane (net of tax expense of $4,968)	$—	$7,471

14.	SUBSEQUENT EVENTS

On June 1, 2015, Handy & Harman Ltd. (“HNH”), a diversified global industrial company, and JPS announced that they entered into a definitive merger agreement pursuant to which HNH would acquire JPS. Consummation of the transaction occurred on July 2, 2015 after approval by a majority of all the outstanding shares of JPS and a majority of JPS’s outstanding shares not owned by HNH, its affiliates or any of their respective representatives. Under the terms of the merger agreement, all stockholders of JPS (other than HNH and its affiliates) received $11.00 per share in cash for each share of JPS they owned at the effective time of the merger. As a result, HNH owned all of the shares of JPS common stock and on August 3, 2015 merged JPS with and into HNH Acquisition, LLC which was the surviving entity in such merger and was renamed JPS Industries Holdings, LLC.